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                                                                     Exhibit 4.3

                  Section 9.        Grant of Stock Options.

                  9.1 Grant. Micro hereby grants to Sullivan ("Optionee") an option to purchase up to 75,000 shares of the Company's stock of the same class as that currently registered by the Company under the Securities Act of 1933 from Micro at a purchase price of $18.52 per share (subject to adjustment pursuant to Section 9.2 hereof) (the "Option"). The right to acquire such shares pursuant to the Option shall vest at the rate of 15,000 for each Employment Year during the Term when Sullivan shall be in the employ of the Company or any successor in interest thereto, on the last day of the relevant Employment Year. The first such Employment Year shall end on May 31, 1992. Sullivan may exercise said Option, in whole or in part, at any time or from time to time, but only with respect to stock the option rights to which have previously vested in him hereunder, and only on or prior to June 30, 2001. Payment of the option price in respect to any shares may be paid in whole or in part in cash or by delivery of the Optionee's promissory note (the "Note"), bearing interest payable annually, on the due date of the Note, on the amount due thereunder at any time and from time to time, at the minimum rate permitted by the Internal Revenue Code and the Regulations issued thereunder, to avoid imputation of interest. The Note shall be due on the 120th day after the effective date of any Registration Statement which includes all of the shares purchased upon exercise of any Options hereunder, provided, however, that it shall be payable sooner out of the first proceeds of the sale of any shares of the Company's common stock purchased with the loan evidenced by the Note, to the extent of said proceeds, except for that portion of the proceeds which is needed to pay Optionee's tax liability, pursuant to the third subsequent sentence hereof. Payment of the Note shall be secured by the deposit with the Company of all of the shares of common stock purchased with the loan evidenced by the Note, except those sold as permitted hereunder, with the Optionee attaching to the shares, his duly executed and witnessed irrevocable stock powers; such security deposit shall not limit the liability of the maker of the Note thereon. The Note shall be prepayable in whole or in part, at any time. The Company shall, to the extent permitted by law, immediately permit the Optionee to sell that number of shares as will yield cash proceeds to pay Optionee's tax liability upon exercise of any Option hereunder. Upon the death, disability or constructive termination of Sullivan pursuant to Section 9.4 of this Agreement all unvested options shall immediately be fully vested and may be exercisable by Sullivan at any time prior to June 30, 2001.

                  9.2 Anti-Dilution Provisions. If all or any portion of the Option shall be exercised subsequent to any stock dividend, split-up, recapitalization, merger, consolidation, combination or exchange or shares, separation, reorganization, or liquidation of Micro occurring after the Commencement Date hereof, as a result of which shares of any class shall be issued in respect of outstanding shares of Common Stock of Micro, or shares of Micro's Common Stock shall be changed into the same or a different number of shares of the same or another class or classes, or shares shall entitle the holder thereof to receive assets of any type then Sullivan shall receive, for the aggregate price paid upon such exercise, the aggregate number and class of shares or assets to which he would have been entitled if shares of Common Stock (as authorized at the date hereof) had been purchase at the date hereof for the same aggregate price (on the basis of the price per share set forth above) and had not been disposed of, such person or persons would be holding at any time of such exercise, as a result of such purchase and all such stock dividends, split-ups, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations or liquidations; provided, however, that no fractional shares shall be issued upon such exercise, and that the aggregate price paid shall be appropriately increased on account of any fractional share not issued.

                  9.3 Limitations on Option. This Option shall not be transferable or assignable except to adult members of Sullivan's immediate family or to express written trusts for members of his immediate family and that it may descend to his estate, his personal representatives or his heirs, legatees and intestate distributes ("authorized transferees"). This Option shall not be subject to seizure or attachment by any legal process. This Option may not be hypothecated except to the extent required as a part of a plan whereby Sullivan or his authorized transferees borrow money or make other arrangements for the sole purpose of exercising the Option.

                  9.4 Further Provisions for Termination of Option. Sullivan's Option rights hereunder shall expire, to the extent not theretofore vested in Sullivan under Subsection 9.1, in the event of voluntary termination of employment by Sullivan or in the event of the Company's termination of Sullivan's employment pursuant to Section 10.3 hereof. However such expiration shall not derogate from Sullivan's rights with respect to any portion of the Option which has previously vested in him pursuant to Subsection 9.1 hereof. In addition, the Constructive Termination of Sullivan, as defined in Subsection
10.4 hereof, and his subsequent unrescinded election to terminate his employment shall not be governed by the


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provisions of Subsection 9.4, and, if such Constructive Termination occurs,
Sullivan's Option rights hereunder shall be fully vested as of the effective date of Constructive Termination.

                  9.5 Method of Exercise of Option. Stock may be purchased pursuant to the Option only by notice in writing given to Micro by Sullivan or his authorized transferee of the intention to purchase, which notice specifies the number of shares as to which he desires to exercise the Option and the date on which he desires to complete his purchase. Upon the date specified for the purchase of his shares, the purchaser shall pay Micro the full purchase price for the shares by certified check and/or by a Note pursuant to the terms set forth in Section 9.1.

                  9.6 Reservation of Stock. Micro shall at all times prior to the expiration of the Option reserve sufficient shares of stock of the class which is subject to this Option to comply with this Option and, if such Stock has been listed on a national securities exchange, shall list the shares of stock so reserved.

                  9.7 Provisions Applicable Upon Exercise of Option. Upon any exercise of the Option, Micro shall immediately cause a certificate or certificates for the shares purchased on such exercise to be issued in the name of the Optionee or any authorized transferee and in such denominations as the person exercising the Option shall direct and shall deliver said certificate or certificates to or upon the order of such person.

                  9.8 Restriction with Respect to Stock. If the shares of Stock subject to the Option have not been registered under the Securities Act of 1933, as amended (the "Act"), then, unless the said shares have previously, or will simultaneously or immediately thereafter be registered under the Act, the person exercising the Option shall, as a condition of its exercise, furnish Micro with a written statement signed by him representing and agreeing (i) that he is purchasing the stock subject to this Option for investment and not with a view to a distribution, (ii) that he will not offer, sell, pledge or otherwise transfer the shares acquired through the exercise of this Option, without having first obtained and delivered to Micro an opinion of counsel satisfactory to Micro to the effect that such transfer will not be in violation of the Act, or a letter from the staff of the Securities and Exchange Commission to the effect that no action will be taken or recommended by such staff in the event of such transfer, and (iii) that Micro is authorized to inscribe on all Stock certificates issued upon the exercise of the Option a legend referring to the provisions of this paragraph; the foregoing shall be explicit and precise conditions precedent to Micro's obligation to issue any shares pursuant to the Option.

                  9.9 Registration Rights with respect to Stock Subject to the Option. The Optionee or his authorized transferee may demand that Micro register all or any part of the Stock which may be issued in accordance with terms set forth on Schedule A hereto.

                  9.10 Additional Right of Sullivan. Sullivan and the Company agree that at the request of Sullivan made within 180 days from the date hereof the Company will review and make a determination as to whether it is feasible to include a portion of his Options under Section 9, as an Incentive Stock Option under the Company's Stock Option Plan, in effect from time to time, and, if it is feasible, the Company will permit the Optionee to participate therein to the maximum extent permitted by law, on the most favorable terms accorded to any participant therein. Any Options included as an Incentive Stock Option shall reduce the number of Options hereunder.


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